UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2010
VIA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27264	33-0687976

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Battery Street, Suite 330 San Francisco, CA	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 283-2200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 30, 2010, VIA Pharmaceuticals, Inc. (the “Company”) appointed Karen S. Wright, Vice President, Controller, as an executive officer who will serve as the principal financial officer of the Company following the restructuring of the Company, as more fully described in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2010.
Karen S. Wright, age 54, has served as Vice President, Controller since December 2006 and as a consultant to the Company from December 2005 through November 2006. Prior to joining the Company, Ms. Wright was Vice President Finance, Corporate Controller at Intermune, Inc. from December 2004 through November 2006. Ms. Wright was Senior Director Finance at Cytokinetics, Inc. from November 2001 through December 2004. From 1997 through 2001, Ms. Wright served as the Senior Director of Finance at Elan Pharmaceuticals, Inc. (formerly Athena Neurosciences). Ms. Wright served in various positions at Genentech, Inc. from 1984 through 1997, most recently as Senior Controller for the Research and Development Group. Previous to her biotech experience, Ms. Wright practiced in public accounting from 1977 through 1984. Ms. Wright holds a B.S. in Business from the University of California at Berkeley Business School, with an emphasis in accounting and marketing.
There are no family relationships between Ms. Wright and any of the Company’s directors or executive officers and neither she nor any of her immediate family members have ever received, been involved in or are currently proposing any transaction with the Company pursuant to Item 404 of Regulation S-K.
Ms. Wright is employed by the Company pursuant to the terms of an offer letter dated as of October 13, 2006 (as amended, the “Wright Offer Letter”) which provides for an initial annual salary of $225,000. Ms. Wright’s current annual salary is $244,400. Upon consummation of the merger between privately-held VIA Pharmaceuticals, Inc. and Corautus Genetics Inc. in June 2007 (the “Merger”), the Company succeeded to and assumed all of the rights and obligations of privately-held VIA Pharmaceuticals, Inc. under the Wright Offer Letter. On November 29, 2006, pursuant to the terms of the Wright Offer Letter, the board of directors of privately-held VIA Pharmaceuticals, Inc. granted Ms. Wright an option to purchase 85,000 shares of privately-held VIA Pharmaceuticals, Inc. common stock. Options to purchase 17,000 of those shares vested and became exercisable on December 4, 2007 with the remainder vesting at the rate of 1/48th each month thereafter. In connection with the Merger, holders of privately-held VIA Pharmaceuticals, Inc. stock and options exchanged their holdings in privately-held VIA Pharmaceuticals, Inc. for stock and options in the Company based on an exchange ratio of 0.371721 (which ratio reflected the 1-for-15 reverse stock split effectuated by the Company immediately prior to the consummation of the Merger). As of April 30, 2010, Ms. Wright beneficially owns 63,826 shares of common stock of the Company and stock options to purchase 55,991 shares of common stock of the Company. Of the 63,826 shares, 30,000 shares are restricted stock which were granted by the compensation committee of the board of directors of the Company on December 17, 2008 under the VIA Pharmaceuticals, Inc. 2007 Incentive Award Plan. The restricted stock is not transferable and is subject to forfeiture in the event Ms. Wright terminates employment or service for any reason, at any time prior to vesting, whether such termination is occasioned by Ms. Wright or the Company. 1/24th of the restricted stock vests on the 17th day of each month starting after December 17, 2008, subject to earlier vesting in full in certain circumstances, as more fully described in the Company’s Form 8-K, filed with the SEC on December 23, 2008.
Under the Wright Offer Letter, if Ms. Wright’s employment is terminated by the Company without cause, and Ms. Wright signs and does not revoke a release of claims against the Company, then she will be entitled to the following severance:

•	three month’s base salary; and

•	continued coverage under the Company’s group health benefits on the same terms as if she remained an active employee for a period of six months.
The foregoing description of the terms and conditions of the Wright Offer Letter set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of such document which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated as of October 13, 2006, between VIA Pharmaceuticals, Inc. and Karen Wright

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA PHARMACEUTICALS, INC.
Date: May 6, 2010	By:	/s/ Lawrence K. Cohen
Lawrence K. Cohen
President, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated as of October 13, 2006, between VIA Pharmaceuticals, Inc. and Karen Wright